Exhibit 10.1

CORVEL CORPORATION

1991 EMPLOYEE STOCK PURCHASE PLAN

AS AMENDED AND RESTATED ON AUGUST 5, 2021

I.PURPOSE

The CorVel Corporation 1991 Employee Stock Purchase Plan, as amended and restated on August 5, 2021 (the “Plan”), is intended to provide eligible employees of the Company and one or more of its Corporate Affiliates with the opportunity to acquire a proprietary interest in the Company through participation in a plan designed to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code (the “Code”).

II.DEFINITIONS

For purposes of administration of the Plan, the following terms shall have the meanings indicated:

“BASE SALARY” means the regular base earnings paid to a Participant by one or more Participating Companies during such individual’s period of participation in the Plan, plus (i) one hundred percent (100%) of the commissions paid to such individual during each purchase period in which he or she participates in the Plan and (iii) any salary deferral contributions made by such Participant to any Code Section 401(k) Plan of the Company or any Company Affiliate during such period. There shall be excluded from the calculation of Base Salary (i) all overtime payments, bonuses, profit-sharing distributions and other incentive-type payments and (ii) all contributions (other than Code Section 401(k) contributions) made by the Company or its Corporate Affiliates for such individual’s benefit under any employee benefit or welfare plan now or hereafter established.

“BOARD” means the Board of Directors of the Company.

“COMPANY” means CorVel Corporation, a Delaware corporation1, and any corporate successor to all or substantially all of the assets or voting stock of the Company that shall by appropriate action adopt the Plan.

“CORPORATE AFFILIATE” means any company that is either the parent corporation or a subsidiary corporation of the Company (as determined in accordance with Section 424 of the Code), including any parent or subsidiary corporation that becomes such after the Effective Date.

“EFFECTIVE DATE” means October 1, 1991; provided, however, that any Corporate Affiliate that becomes a Participating Company in the Plan after October 1, 1991, shall designate a subsequent Effective Date with respect to its employee-Participants.

[1]

The Company was previously known as FORTIS Corporation and assumed all of the rights and responsibilities of FORTIS Corporation, a Minnesota corporation (“FORTIS Minnesota”), with respect to the Plan pursuant to the Agreement and Plan of Merger by and between the Company and FORTIS Minnesota, effective May 16, 1991, under which FORTIS Minnesota changed its state of incorporation from Minnesota to Delaware by merging with and into the Company, which was a wholly owned subsidiary of FORTIS Minnesota.

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“ELIGIBLE EMPLOYEE” means any person who is regularly engaged, for a period of more than twenty (20) hours per week and more than five (5) months per calendar year, in the rendition of personal services to the Company or any other Participating Company for earnings considered wages under Section 3121(a) of the Code. A person shall not continue to be an Eligible Employee because of the payment of compensation following termination of employment whether as part of a severance agreement with the Company or otherwise.

“FAIR MARKET VALUE” per share of Stock on any relevant date shall be determined in accordance with the following provisions:

(a)If the Stock is at the time listed on The Nasdaq Global Select Market, The Nasdaq Global Market or The Nasdaq Capital Market, then the Fair Market Value shall be the closing selling price per share of Stock on the date in question, as such price is reported by the National Association of Securities Dealers on The Nasdaq Global Select Market, The Nasdaq Global Market or The Nasdaq Capital Market and published in The Wall Street Journal.

(b)If the Stock is at the time listed on any stock exchange, then the Fair Market Value shall be the closing selling price per share of Stock on the date in question on the stock exchange determined by the Plan Administrator to be the primary market for the Stock, as such price is officially quoted in the composite tape of transactions on such exchange and published in The Wall Street Journal.

(c)If the Stock is not listed on The Nasdaq Global Select Market, The Nasdaq Global Market, The Nasdaq Capital Market or a national securities exchange, the Fair Market Value shall be the average of the closing bid and ask prices of the Stock on that day as reported by the OTC Bulletin Board or any comparable system on that day.

(d)If the Stock is not traded in the OTC Bulletin Board or any comparable system, the Fair Market Value shall be the of the closing bid and ask prices on that day as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by the Company for that purpose.

(e)If the date in question is not a trading day, then the Fair Market Value shall be determined based on prices for the trading day prior to the date in question.

“PARTICIPANT” means any Eligible Employee of a Participating Company who is actively participating in the Plan.

“PARTICIPATING COMPANY” means the Company and such Corporate Affiliate or Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Employees. The Participating Companies in the Plan are listed in attached Schedule A.

“PERMANENT DISABILITY OR PERMANENTLY DISABLED” shall mean the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve months or more.

“STOCK” means shares of the common stock of the Company, par value $.0001 per share.

III.ADMINISTRATION

(a)The Plan shall be administered by a committee (the “Committee”) consisting of one or more Board members appointed by the Board. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time.

(b)The Committee is hereby designated as the Plan Administrator and shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt such rules and procedures for administering the Plan as it may deem necessary in order to comply with the requirements of Section 423 of the Code. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan.

(c)To the maximum extent permitted by law, the Company shall indemnify each member of the Committee and every other member of the Board, as well as any other employee with duties under the Plan, against all liabilities and expenses (including any amount paid in settlement or in satisfaction of a judgment) reasonably incurred by the individual in connection with any claims against the individual by reason of the performance of the individual’s duties under the Plan. This indemnity shall not apply, however, if (i) it is in the action, lawsuit, or proceeding that the individual is guilty of gross negligence or intentional misconduct in the performance of those duties; or (ii) the individual fails to assist the Company in defending against any such claim.  The Company shall have the right to select counsel and to control the prosecution or defense of the suit. The Company shall not be obligated to indemnify any individual for any amount incurred through any settlement or compromise of any action unless the Company consents in writing to the settlement or compromise.

IV.PURCHASE PERIODS

(a)Stock shall be offered for purchase under the Plan through a series of successive purchase periods until such time as (i) the maximum number of shares of Stock available for issuance under the Plan shall have been issued pursuant to purchase rights granted under the Plan or (ii) the Plan shall have been sooner terminated in accordance with Article IX.

(b)Each purchase period shall have a duration of six (6) months.  Purchase periods shall commence on the first day of April and October.

(c)The Participant shall be granted a separate purchase right for each purchase period in which he or she participates. The purchase right shall be granted on the first business day of the purchase period and shall be automatically exercised on the last business day of the purchase period.

(d)Under no circumstances shall any shares of Stock be issued hereunder, until such time as the Company shall have complied with all applicable requirements of the Securities Act of 1933, as amended, all applicable listing requirements of any securities exchange on which the Stock is listed and all other applicable requirements established by law or regulation.

(e)The acquisition of Stock through participation in the Plan for any purchase period shall neither limit nor require the acquisition of Stock by the Participant in any subsequent purchase period.

V.ELIGIBILITY AND PARTICIPATION

(a)Each individual who is an Eligible Employee of a Participating Company on the first day of any purchase period may begin participation in the Plan on the first day of any purchase period following the commencement of his or her employment with the Company or any other Participating Company.

(b)In order to participate in the Plan for a particular purchase period, an Eligible Employee must complete the enrollment forms prescribed by the Plan Administrator (including a stock purchase agreement and a payroll deduction authorization) and file such forms with the Plan Administrator (or its designee) during the specified enrollment period for that purchase period.

(c)The payroll deduction authorized by a Participant for purposes of acquiring Stock under the Plan may be any multiple of $10.00, up to a dollar maximum not in excess of 20% of the Base Salary paid to the Participant during the purchase period. The deduction rate so authorized shall continue in effect for the entire purchase period, unless the Participant shall, prior to the end of the purchase period for which the purchase right is in effect, change the rate by filing the appropriate form with the Plan Administrator (or its designee). The changed rate shall become effective as soon as practicable following the filing of such form. Payroll deductions, however, will automatically cease upon the termination of the Participant’s purchase right in accordance with Section VII(d) or (e) below.

VI.STOCK SUBJECT TO PLAN

(a)The Stock purchasable by Participants under the Plan shall, solely in the Board’s discretion, be made available from either authorized but unissued Stock or from reacquired Stock, including shares of Stock purchased on the open market. The total number of shares that may be issued under the Plan shall not exceed 2,850,000 shares (subject to adjustment under subparagraph (b) below). If any outstanding purchase right is terminated for any reason prior to its exercise, the shares allocable to the purchase right may again become subject to purchase under the Plan.

(b)In the event any change is made to the Stock purchasable under the Plan by reason of any stock dividend, recapitalization, stock split, reverse stock split, combination of shares, recapitalization or other change affecting the outstanding Stock as a class without the Company’s receipt of consideration, appropriate adjustments shall be made by the Plan Administrator to (i) the class and maximum number of shares issuable over the term of the Plan, (ii) the class and maximum number of shares purchasable per Participant under any one purchase right, and (iii) the class and number of shares and the price per share in effect under each purchase right at the time outstanding under the Plan.

VII.PURCHASE RIGHTS

Each Eligible Employee who participates in the Plan for a particular purchase period shall have the right to purchase Stock upon the terms and conditions set forth below and shall execute a purchase agreement embodying such terms and conditions and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

(a)Purchase Price.  The purchase price per share of Stock shall be 95% of the Fair Market Value of a share of Stock on the date the purchase right is exercised.

(b)Number of Purchasable Shares.

(i)The number of shares of Stock purchasable by a Participant upon the exercise of an outstanding purchase right shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during the purchase period for which such purchase right is outstanding, by the purchase price per share in effect for that purchase period. However, the maximum number of shares purchasable by any Participant during any one purchase period shall not exceed 1,000 shares (subject to adjustment under Section VI(b)).  However, the Plan Administrator shall have the discretionary authority, exercisable prior to the start of any purchase period under the Plan, to increase or decrease the limitations to be in for the number of shares of Stock purchasable per Participant during that purchase period.

(ii)Under no circumstances shall purchase rights be granted the Plan to any Eligible Employee if such individual would, after the grant, own (within the meaning of Code Section 424(d)), or hold outstanding options or other rights to purchase, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Corporate Affiliate.  For this purpose an Eligible Employee’s ownership interest shall be determined in accordance with Code Section 424(d), which rules are as follows:

i.The Eligible Employee is treated as owning any stock owned, directly or indirectly, by:

(1)Brothers and sisters (whether by whole or half-blood);

(2)Spouse; and

(3)Lineal descendants and/or ancestors.

ii.Stock owned, directly or indirectly, by a corporation, partnership, estate, or trust is treated as owned proportionately by or for its stockholders, partners, or beneficiaries.

iii.Stock that can be acquired by the exercise of an option is treated as being owned by the Eligible Employee for purposes of determining the number of shares owned by the Eligible Employee, but not for purposes of determining the total number of shares of Stock outstanding.  Options are taken into account for this purpose whether or not they are currently exercisable.

(c)Payment.  Payment for the Stock purchased under the Plan shall be effected through the Participant’s authorized payroll deductions. Such deductions shall begin on the first pay day coincident with or immediately following the commencement date of the purchase period and shall terminate with the pay day ending with or immediately prior to the last business day of such purchase period.  The amounts so collected shall be credited to the Participant’s individual account under the Plan, but no interest shall be paid on the balance from time to time outstanding in the account.  The collected amounts shall not be required to be held in any segregated account or trust fund and may be commingled with the Company’s general assets and used for any corporate purpose.

(d)Termination of Purchase Rights.

(i)A Participant may terminate his or her outstanding purchase right under the Plan by filing the prescribed notification form with the Plan Administrator (or its designee) at least two business days before the last business day of any purchase period.  No further payroll deductions shall be collected from the Participant with respect to such purchase right, and the Participant shall have the following election with respect to any payroll deductions made by such individual with respect to such purchase right: (A) have the Company refund those payroll deductions or (B) have such payroll deductions held for the purchase of shares at the end of the purchase period.  If no such election is made, then such payroll deductions shall automatically be refunded at the end of such purchase period.  Immediately following the refund or purchase of shares, the purchase right shall terminate.

(ii)The request for termination shall be irrevocable with respect to the particular purchase right to which it pertains, and the Participant may not subsequently rejoin the purchase period covered by such right.

(e)Termination of Service.

(i)Except as set forth in Paragraph VII(e)(ii) below, if a Participant ceases to be an Eligible Employee while his or her purchase right remains outstanding, then such purchase right shall immediately terminate, and all sums previously collected from the Participant during the purchase period in which such termination occurs shall be refunded (without interest) to the Participant.

(ii)Should the Participant die or become Permanently Disabled or should the Participant cease active employment by reason of a leave of absence taken in accordance with the Company’s leave of absence policy, then the Participant (or the person or persons to whom the rights of the deceased Participant under the Plan are transferred by will or by the laws of descent and distribution) shall have the election, exercisable up until the end of the purchase period in which the Participant dies or becomes Permanently Disabled or in which the leave of absence commences, to (i) withdraw all the funds credited to the Participant’s account at the time of his or her cessation of employment or at the commencement of such leave or (ii) have such funds held for the purchase of shares at the end of such purchase period. If no such election is made, then such funds shall automatically be held for the purchase of shares at the end of such purchase period. In no event, however, shall any further payroll deductions added to the Participant’s account following his or her cessation of employment or the commencement of such leave. Upon the Participant’s return to active employment of twenty (20) hours a week (x) within ninety (90) days following the commencement of such leave or (y) prior to the expiration of any longer period for which such Participant’s right to reemployment with the Company is guaranteed by statute or contract, his or her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began, unless the Participant withdraws from the Plan prior to his or her return. An individual who returns to active employment following a leave of absence that exceeds in duration the applicable (x) or (y) time period will no longer be an Eligible Employee for purposes of subsequent participation in the Plan, will receive a refund (without interest) of the payroll deductions that the Participant made during that purchase period with respect to such purchase right not previously exercised, and must accordingly re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before the first day of the new purchase period once he or she qualifies as an Eligible Employee.

(f)Stock Purchase.  The Stock subject to the purchase right of each Participant (other than Participants whose payroll deductions have been refunded in accordance with Section VII(d) or (e) above) shall be automatically purchased on the Participant’s behalf on the last business day of the purchase period. The purchase shall be effected by applying the amount credited to each Participant’s account on the last business day of the purchase period to the purchase of whole shares of Stock (subject to the limitations on the maximum number of purchasable shares set forth in Section VII(b)) at the purchase price in effect for such purchase period. Any amount remaining in the Participant’s account after such application shall be refunded.

(g)Proration of Purchase Rights.  Should the total number of shares of Stock that are to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and any amounts credited to the accounts of Participants shall, to the extent not applied to the purchase of Stock, be refunded to the Participants.

(h)Rights as Stockholder.  A Participant shall have no rights as a stockholder of the Company with respect to shares covered by his or her outstanding purchase right under the Plan until the shares are actually purchased on the Participant’s behalf in accordance with Section VII(f).  No adjustments shall be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

(i)Assignability.  No purchase right granted under the Plan shall be assignable or transferable by the Participant other than by will or by the laws of descent and distribution following the Participant’s death, and during the Participant’s lifetime the purchase right shall be exercisable only by the Participant.

(j)Notice of Disqualifying Disposition.  A Participant must notify the Company if the Participant disposes of stock acquired pursuant to the Plan prior to the expiration of the holding periods required to qualify for long-term capital gains treatment on the sale proceeds.

(k)Merger or Liquidation of Company.  In the event the Company or its stockholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of a sale, merger, reorganization or similar transaction (other than a reorganization effected primarily to change the State in which the Company is incorporated) or in the event the Company is liquidated (a “Change in Control”), each outstanding purchase right shall automatically be exercised, immediately prior to the effective date of any Change in Control, by applying the payroll deductions of each Participant for the purchase period in which such Change in Control occurs to the purchase of whole shares of Stock at a purchase price per share equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Stock on the first day of the purchase period in which such Change in Control occurs or (ii) the Fair Market Value per share of Stock immediately prior to the effective date of such Change in Control. However, the applicable limitation on the number of shares of Stock purchasable per Participant shall continue to apply to any such purchase.  Any amount not applied to the purchase of Stock by reason of the Section VII(b) limitation on the maximum number of purchasable shares shall be refunded.  The Company shall use its best efforts to provide at least ten (10) days’ prior written notice of the occurrence of any Change in Control, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Change in Control.

VIII.ACCRUAL LIMITATIONS

(a)No Participant shall be entitled to accrue rights to acquire Stock pursuant to any purchase right outstanding under the Plan if and to the extent such accrual, when aggregated with (i) rights to acquire Stock accrued under other purchase rights granted to the Participant under this Plan and (ii) similar rights accrued by the Participant under other employee stock purchase plans (within the meaning of Code Section 423) of the Company or its Corporate Affiliates, would otherwise permit such Participant to purchase more than $25,000 worth of Stock of the Company or any Corporate Affiliate (determined on the basis of the Fair Market Value of such stock on the date or dates such rights are granted to the Participant) for each calendar year such rights are at any time outstanding.

(b)For purposes of applying the accrual limitations of Section VIII(a), the right to acquire Stock pursuant to each purchase right granted under the Plan shall accrue as follows:

(i)The right to acquire Stock under each such purchase right shall accrue when the purchase right first becomes exercisable on the last business day of the purchase period for which such right is granted.

(ii)To the extent the Participant’s purchase right does not, by reason of the Section VIII(a) limitations, accrue on the last business day of the particular purchase period for which such right is granted, then the payroll deductions that the Participant made during that purchase period with respect to such purchase right shall be refunded.

(c)In the event there is any conflict between the provisions of this Article VIII and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article VIII shall be controlling.

IX.AMENDMENT AND TERMINATION

The Board may from time to time alter, amend, suspend or discontinue the Plan to become effective immediately following the close of a purchase period; provided, however, the Plan may be amended or terminated immediately upon Board action, if and to the extent necessary to assure that the Company will not recognize, for financial reporting purposes, any compensation expense in connection with the shares of Stock offered for purchase under the Plan, should the financial accounting rules applicable to the Plan at the Effective Date be subsequently revised so as to require the Company to recognize compensation expense in the absence of such amendment or termination. The Board may not, without the approval of the Company’s stockholders, increase the number of shares issuable under the Plan (provided, however, the Plan Administrator shall have the authority to effect adjustments pursuant to Section VI(b) without stockholder approval).

X.GENERAL PROVISIONS

(a)Effective Date.  The Plan became effective on the Effective Date.  On June 15, 1992, the Board approved a restatement of the Plan, to be effective as of October 1, 1992.  The restatement was approved by the Company’s stockholders at the 1992 Annual Meeting.  On May 4, 1994, the Board approved an amendment to the Plan to increase the aggregate number of shares issuable over the term thereof from 100,000 to 150,000 shares.  The amendment was approved by the Company’s stockholders at the 1994 Annual Meeting.  In June 1997, the Board approved another amendment to the Plan to increase the aggregate number of shares issuable over the term thereof from 150,000 to 250,000 shares.  The amendment was approved by the Company’s stockholders at the 1997 Annual Meeting.

On June 14, 1999, the Company effected a 2-for-1 stock split in the form of a 100 percent stock dividend distributed to stockholders of record as of May 31, 1999.  On May 20, 2001, the Board approved amendments to the Plan to (i) effect certain technical revisions to the provisions of the Plan in order to facilitate the administration and interpretation of the Plan, (ii) modify the type of amendments to the Plan which require stockholder approval and (iii) extend the termination date of the Plan by ten years to September 30, 2011.  The amendments were approved by the Company’s stockholders at the 2001 Annual Meeting.  On August 31, 2001, the Company effected a 3-for-2 stock split in the form of a 50 percent stock dividend distributed to stockholders of record as of August 17, 2001.

On August 4, 2005, the Board approved amendments to the Plan to (i) avoid compensation expense charges under Statement of Financial Accounting Standards No. 123 (revised 2004), Accounting for Stock-Based Compensation and (ii) increase the aggregate number of shares issuable over the term of the Plan from 750,000 to 950,000 shares.  The amendments were approved by the Company’s stockholders at the 2005 Annual Meeting.  On December 8, 2006, the Company effected a 3-for-2 stock split in the form of a 50 percent stock dividend distributed to stockholders of record as of November 20, 2006.

On May 14, 2010, the Board approved amendments to the Plan to (i) remove the requirement for stockholder approval for modifying eligibility requirements and (ii) extend the termination date of the Plan by ten years from September 30, 2011 to September 30, 2021.  The amendments were approved by the Company’s stockholders at the 2010 Annual Meeting on August 5, 2010, after which the Board approved amendments to the Plan to (i) modify the eligibility requirements to remove the exclusion for Highly Compensated Employees and (ii) modify the annual statement requirements, all in order to conform to recent changes in law.  On June 26, 2013, the Company effected a 2-for-1 stock split in the form of a 100 percent stock dividend distributed to stockholders of record as of June 12, 2013.  All share numbers reflect the stock splits effected by the Company.

On June 17, 2021, the Board approved an amendment to the Plan to extend the termination date of the Plan by ten years from September 30, 2021 to September 30, 2031, subject to stockholder approval at the 2021 Annual Meeting.

(b)Termination.  The Plan shall terminate upon the EARLIEST of (i) September 30, 2031, (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan, (iii) the date on which all purchase rights are exercised in connection with a Change in Control or (iv) termination by the Board.  No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected under the Plan following such termination.

(c)Costs.  All costs and expenses incurred in the administration of the Plan shall be paid by the Company; however, each Plan Participant shall bear all costs and expenses incurred by such individual in the sale or other disposition of any shares purchased under the Plan.

(d)No Employment Rights.  Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Board or the Plan Administrator, nor any provision of the Plan itself shall be construed so as to grant any person the right to remain in the employ of the Company or any of its Corporate Affiliates for any period of specific duration, and such person’s employment may be terminated at any time, with or without cause.

(e)Governing Law.  The provisions of the Plan shall be governed by the laws of the State of California.

(f)Annual Statements.  To the extent required, the Company shall provide a statement containing the information required by Code Section 6039(a) to Participants no later than January 31st of the calendar year following prior to the calendar year in which they purchase Stock pursuant to the Plan.  This notice shall contain the following items of information:

(i)The name, address, and employer identification number of the corporation transferring the Stock;

(ii)The name, address, and identifying number of the Participant to whom the share or shares of Stock were transferred;

(iii)The name and address of the corporation the stock of which is the subject of the option (if other than the corporation transferring the stock);

(iv)The date the option was granted;

(v)The date the shares were transferred to the person exercising the option;

(vi)The fair market value of the Stock on the date the option was granted;

(vii)The fair market value of the Stock at the time the option was exercised;

(viii)The actual exercise price paid per share of Stock;

(ix)The exercise price per share of Stock determined as if the option were exercised on the date the option was granted;

(x)The date the option was exercised;

(xi)The number of shares of Stock transferred pursuant to the option;

(xii)The type of option under which the transferred shares were acquired;

(xiii)The date the legal title of the shares of Stock were transferred by the Participant, if applicable;

(xiv)The number of shares of Stock to which legal title was transferred by the Participant, if applicable; and

(xv)The total cost of all the shares.

SCHEDULE A

PARTICIPATING COMPANIES

CorVel Corporation, a Delaware corporation

CorVel Healthcare Corporation, a California corporation

CorVel Enterprise Comp, Inc., a Delaware corporation